News Release

Georgia Public Service Commission allows Atlanta Gas Light to make new STRIDES for better service

ATLANTA – October 6, 2009 – Atlanta Gas Light received approval from the Georgia Public Service Commission (PSC) today to begin a multi-year system upgrade to improve the utility’s ability to provide service on peak demand days.

This program, called the Georgia Strategic Infrastructure Development and Enhancement Program (STRIDE), will merge into the company’s existing Pipeline Replacement Program (PRP) and incorporate a new Integrated System Reinforcement Program (i-SRP). STRIDE’s initial three-year construction phase, which was approved today, is estimated at $175.7 million.

“STRIDE’s approach to regulatory oversight and rate recovery began with the Public Service Commission’s creation of the PRP mechanism in 1998,” said Hank Linginfelter, executive vice president, Utility Operations, AGL Resources. “The Georgia Public Service commission continues to show leadership in the area of limiting rate impacts on our customers while encouraging necessary investment.”

Atlanta’s metropolitan area has experienced rapid growth in the past two decades, and much of that growth has shifted to regions farther removed from Atlanta Gas Light’s existing interstate supply points and high-pressure transmission pipeline system.  STRIDE system improvements will target the counties of Cherokee, Clayton, Cobb, Coweta, Gwinnett, Fulton, Forsyth, Henry, Paulding and Rockdale.

“Atlanta Gas Light has an obligation to maintain its system to provide adequate operating pressures to serve our customers on the coldest days of the year,” said Suzanne Sitherwood, president, Atlanta Gas Light. “We proposed STRIDE as a new regulatory approach to perform the necessary improvements and keep our monthly customer charges as low as possible.”

The PSC also authorized Atlanta Gas Light to implement recovery for the STRIDE program. The initial charge, expected to begin in late October, will increase rates for all firm customers by an additional $0.39 per month. Beginning October 2010, the rates will be $0.78 per month, and beginning in October 2011, the rates will be $1.18 per month.

About Atlanta Gas Light

Atlanta Gas Light, a wholly owned subsidiary of AGL Resources (NYSE: AGL), provides natural gas delivery service to more than 1.5 million customers in Georgia. In operation since 1856, the company is one of the oldest corporations in the state. For more information, visit www.atlantagaslight.com.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a current 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward - looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements in this press release include, without limitation, the expected schedule and results of our STRIDE program infrastructure improvements over its currently contemplated 10-year term and the projected economic and other benefits to our customers and others.  Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, and unexpected change in project costs, including the cost of funds to finance these projects;  direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are described in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Contact:         Tami Gerke, AGL Resources

                       Office: 404-584-3873

                       Cell: 404-358-2307

                       tgerke@aglresources.com